As filed with the Securities and Exchange Commission on January 3, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 22, 2004

TRI-VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-6119	84-0617433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5555 Business Park South
Suite 200
Bakersfield, California
(Address of principal executive office)

Issuer's telephone number: (661) 864-0500

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

On December 22, 2004, Tri-Valley Corporation received $585,000 from the exercise of warrants by one individual investor to purchase 90,000 shares of restricted common stock at $6.50 per share. The warrants had been issued in connection with two private placements of restricted stock and warrants earlier this year.

Tri-Valley has historically placed its unregistered, restricted common stock at or above the then-current market prices for its stock. On July 9, 2004, Tri-Valley sold 300,000 shares of common stock and warrants to purchase 75,000 shares of restricted common stock at $6.50 per share for total consideration of $1,350,000 ($4.50 per share). The closing price of Tri-Valley’s stock on July 9, 2004, on the American Stock Exchange was $4.02 per share. All of those warrants were exercised on December 22. On August 10, 2004, Tri-Valley sold 200,000 shares of common stock and warrants to purchase 50,000 shares of common stock at $6.50 per share for total consideration of $950,000 ($4.75 per share). The closing price of Tri-Valley’s stock on August 10, 2004, on the American Stock Exchange was $4.01 per share. In the warrant exercise on December 22, 15,000 of those warrants were exercised, leaving 35,000 warrants from that sale outstanding.

In addition, Tri-Valley sold 500,000 shares of common stock and warrants to purchase 125,000 shares of common stock at $7.50 per share to one individual investor on November 8, 2004, for total consideration of $2,500,000 ($5.00 per share). The closing price of Tri-Valley’s stock on the American Stock Exchange on November 8, 2004, was $4.48 per share.

The total number of shares issued pursuant to the exercise of the 90,000 warrants and sale of additional stock and warrants reported above equals less than 1% of the total outstanding shares of Tri-Valley common stock. Tri-Valley has a total of 21,836,052 issued and outstanding shares of common stock as of December 31, 2004. All of the stock and warrants listed above were sold in privately negotiated transactions pursuant to the exemption contained in Section 4(2) of the Securities Act of 1933, and may not be sold on the open market for at least one year from date of purchase and then subject to the restrictions of Rule 144.

The record dates of these placements are the dates of the checks for purchase, not the dates of the announcements or filings, which can take weeks to process through the American Stock Exchange before an 8-K is filed with the Securities and Exchange Commission.  In all cases, Tri-Valley privately placed its unregistered, restricted stock above the market price at times with warrant exercise prices 62% to 67% above the market prices at the time of placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date: January 3, 2005	/s/ F. Lynn Blystone
F. Lynn Blystone, President and Chief Executive Officer